Advaxis, Inc.
212 Carnegie Center, Suite 206
Princeton, NJ 08540

                                                                                 January 12, 2005

Mr. Robert Harvey
c/o Harvest Advaxis, LLC
30052 Aventura, Suite C
Rancho Santa Margarita, CA 92688

Dear Robert:

This will confirm the agreement of Advaxis, Inc., a Colorado Corporation (the “Company”) to grant your request to be allowed to participate as an observer at all meetings of the Board of Directors including receipt of written documents, reports and presentations provided to the Directors of the Company and to receive copies of written consents of the Directors at the time presented to the Directors for their consideration. Your participation as an observer is based the desire of the Company to have the benefit of your financial sophistication and experience in connection with a proposed financing of the Company through the offering and sale of its equity or debt of the Company.

Your participation however is based on your understanding that as an observer you will be subject to the same limitations and obligations to which the Directors are subject with respect to confidentiality of information and with respect to transactions in the securities of the Company.

You shall be responsible for all reasonable out-of-pocket expenses incurred by you in connection with your attendance at the meetings of the Board as an observer.

Your right to be an observer shall terminate on August 31, 2005 unless on or before that date Harvest Advaxis, LLC (“Harvest”) invests an additional $5 million of equity capital in the Company. Notwithstanding the foregoing sentence, the Company shall not be required to accept an equity investment from Harvest or any other investor, on certain terms or any terms; provided, however that upon mutual agreement of Company and you, in writing, the term of this agreement may extend for an additional one year period.

If the foregoing correctly sets forth our agreement kindly execute, at the place indicated, and return a copy of this letter

Very truly yours
/s/ J. Todd Derbin
J. Todd Derbin
President and Chief Executive Officer

Agreed and accepted:

By: /s/ Robert Harvey
Robert Harvey